Exhibit 20

Citrine Global Corp (OTCQB: TECR) Announces Strategic Cooperation with Intelicanna Ltd. (TASE: INTL), whose First Phase includes the Execution of a $500,000 Share Exchange Agreement

Citrine Global Corp., offering multi-strategy expansion solutions for growth-stage technology companies, entered into a strategic partnership with Intelicanna Ltd., a publicly traded Israeli medical cannabis company listed on the Tel Aviv Stock Exchange (INTL).

Citrine Global is currently trading as TechCare Corp. (TECR). Its name change to “Citrine Global Corp.” is expected to take effect soon.

June 1, 2020

On May 31, 2020, Citrine Global Corp. (OTCQB: TECR), offering multi-strategy expansion solutions for growth-stage technology companies, entered into a strategic partnership with Intelicanna Ltd., an Israeli company listed on the Tel Aviv Stock Exchange with ticker symbol INTL. Under the share exchange agreement, each party will issue to the other $500,000 worth of its shares.

The companies intend the aforementioned agreement to provide the framework for further collaboration and for building and implementing a strategic plan for Intelicanna’s growth. Citrine Global supports high-growth technology companies via an array of services, from assistance with strategic business planning to financing and operational execution, customized per individual company’s needs.

Intelicanna is a publicly traded medical cannabis company based in Israel. It has obtained all regulatory approvals needed, including from the Medical Cannabis Unit in the Israeli Ministry of Health, and has established in Israel one of the leading technological facilities in compliance with IMC-GAP regulations. Intelicanna is involved in R&D and has an agreement with Canasoul, founded by Prof. Dedi Meiri, one of the world’s leading researchers in cannabis. Intelicanna has in place agreements with several companies in the industry for medical cannabis and CBD-based products.

Ms. Ora Soffer, Citrine Global’s Chairperson and CEO, commented: “This partnership demonstrates our confidence in Intelicanna and in its ability to execute its strategy and business plan while strengthening Intelicanna’s leadership in medical cannabis. It will allow Intelicanna a broader and deeper access to resources for realizing the company’s strategic expansion plans”.

Mr. Ori Weiss, Intelicanna’s CEO, stated: “I look forward to working with Citrine Global. The share exchange agreement opens the way for flexible collaboration that can cover many scenarios that may contribute significantly to the company’s expansion plans”.

About Citrine Global Corp.

Citrine Global Corp.’s business activity is comprised of creating value and implementing expansion strategies for growth-stage technology companies, offering multi-strategy solutions combining strategic marketing, business development, real estate and asset management services and financing solutions. Such wide spectrum of services is targeted at helping create an integrated strategy that supports our client companies in achieving their local and global expansion ambitions.

Key Target Markets: We believe the health and wellness fields are demonstrating high growth potential and we are therefore primarily focused on these sectors. We plan on empowering innovative companies to become global leaders and improve the health and quality of life of as many people as possible worldwide.

Geographies: The Company provides solutions to companies from Israel, USA, Canada, Europe and around the world through subsidiaries and local teams and professionals in each region.

The company operates in the Israeli market, via its fully-owned subsidiary, which targets Israeli startups and technology companies in the fields of Healthcare, Wellness, Food Tech and Israeli Medical Cannabis companies.

http://www.citrine-global.com

About Intelicanna Cannabis Innovation

Intelicanna is a publicly traded medical cannabis company based in Israel. It has obtained all regulatory approvals needed to operate in Israel, including from the Medical Cannabis Unit in the Israeli Ministry of Health.

From plant genetics and agro technologies to downstream processing and product development, Intelicanna plans to leverage the wide spectrum of proven Israeli know-how to revolutionize the process of medical cannabis cultivation and processing.

Capitalizing on its specialists’ vast experience and deep understanding of the medical cannabis market, Intelicanna’s ‘R&D to commercialization’ strategy aims to create a portfolio of high quality products and technologies that help optimize the process of cultivating and processing cannabis within the industry.

For inquiries and further information, please contact: info@citrine-global.com

Disclaimer:

This communication does not constitute an offer to purchase or exchange or the solicitation of an offer to sell or exchange any securities of the Company.

This communication contains certain statements that are neither reported financial results nor other historical information and other statements concerning the Company.

These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, events, products and services and future performance. Forward-looking statements are generally identified by the words “will”, “expects”, “anticipates”, “believes”, “intends”, “estimates “, “target”, and similar expressions. These and other information and statements contained in this communication constitute forward-looking statements for purposes of applicable securities laws. Although management of the Company believes that the expectations reflected in the forward looking statements are reasonable, investors and security holders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by the forward-looking information and statements, and the Company cannot guarantee future results, levels of activity, performance or achievements.

Factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this communication include, but are not limited to: trends in target markets; effects of competition in the Company’s main markets; ability to establish and maintain strategic relationships in its major businesses; profitability of the growth strategy; and changes in global, political, economic, business, competitive, market and regulatory forces. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such forward-looking statements. The forward-looking statements contained in this communication speak only as of the date of this communication and the Company or its representatives are under no duty, and do not undertake, to update any of the forward-looking statements after this date to conform such statements to actual results, to reflect the occurrence of anticipated results or otherwise except as otherwise required by applicable law or regulations